Exhibit 10.2

THIRD AMENDMENT TO THE CONTENT LICENSE, MARKETING AND SALES AGREEMENT

This Third Amendment (the “Amendment”) effective as of this [26] day of May, 2009, by and between Playboy.com, Inc., a Delaware corporation, with offices at 680 N. Lake Shore Drive, Chicago, IL 60611 (“Playboy.com”) and eFashion Solutions, LLC, a New Jersey limited liability company having its principal place of business at 80 Enterprise Avenue South, Secaucus, NJ 07094 (“EFS”) hereby amends the Content License, Marketing and Sales Agreement entered into by the parties on January 15, 2008, as previously amended by the First Amendment dated October 3, 2008 (collectively the “Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement. This Amendment is hereby incorporated into the Agreement by reference.

In consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Playboy.com and EFS hereby agree as follows:

1.             Promotion of the Sites. Pursuant to Section 4.5 of the Agreement, EFS shall promote the www.playboyvideo.com and www.playboyvod.com websites (the “Sites”) on the Websites. Playboy.com shall provide EFS with all promotional materials and formats for such promotion including, without limitation, the form of all banner advertisements (the “Promotional Materials”). The Promotional Materials may not be altered in any way without Playboy.com’s prior written approval.

2.             Commission and Payments.

2.1           Subscription Commissions.  EFS shall be entitled to commissions as follows (“Subscription Commissions”):

2.1.1           Commission for www.playboyvideo.com.  EFS shall be entitled to receive from Playboy.com a fee equal to fifty percent (50%) of all Subscription (defined below) to www.playboyvideo.com which Originate (defined below) from the Websites.

2.1.2           Commission for www.playboyvod.com. EFS shall be entitled to receive from Playboy.com a fee equal to fifty percent (50%) of the affiliate fees Playboy.com receives from Adult Entertainment Broadcast Network (“AEBN”) for all Subscriptions to www.playboyvod.com which Originate from the Websites.

2.1.3           Exclusion of Subscription Commissions.  Notwithstanding any provision of the Agreement, the parties agree that the Subscription Commissions and the Subscriptions are excluded from the definition of Net Merchandise Sales and that no Royalty is due on same.

2.2           Definition of Subscriptions.  The term “Subscriptions” shall, with respect to the sites set forth in Section 2.1 (“Sites”), refer to: (i) fees for time-based subscriptions; (ii) rental fees; (iii) download fees; and (iv) any other fees relating to the viewing of the materials currently or hereinafter made available on such sites.  The term “Originate” shall refer to any Subscription which is purchased by a person who links directly to any of the Sites from any of the Websites and purchases a Subscription on the Sites in the same session.  For the avoidance of doubt, once a person has purchased a Subscription which Originated from the Websites, EFS shall be entitled to the recurring revenue from the Subscription purchased by such person during that session. However, EFS shall not be entitled to any revenue derived from customers who have re-entered the Sites, even if the customer previously followed a link from the Websites.

2.3           Tracking and Reporting of Subscriptions.  Playboy.com shall be responsible for tracking all Subscriptions purchased, and shall provide a monthly report to EFS providing all information relating to all Subscriptions purchased on the Sites including, but not necessarily limited to, type of Subscription, Subscription Fees paid, and the amount of Subscription Commissions that are due (“Subscription Report”).

2.4           Payments. Payment of the Subscription Commissions shall be made by Playboy.com to EFS on a monthly basis, within forty-five (45) days of the end of each month.  Playboy.com shall provide a Subscription Report with each Subscription Commission payment. All payments shall be made by electronic transfer of immediately available funds in United States Dollars through a bank designated by EFS or by check.

2.5           Audit Right.  EFS shall have the same audit rights as Playboy.com, as set forth in Section 6.11 of the Agreement.

3.             Termination.

This Amendment shall be coterminous with the Agreement. In addition, either Party may terminate this Agreement at any time for any reason upon thirty (30) days prior written notice without terminating the Agreement as a whole.

4.             No replacement.  Except as expressly set forth herein, no provision of this Amendment shall be interpreted to replace or delete any provision of the Agreement. All provisions of the Agreement which are not expressly replaced or deleted by this Amendment shall remain in full force and effect and shall, where appropriate, apply to the terms of this Amendment. In the event of a conflict between the Agreement and this Amendment with respect to the promotion of the Playboy websites, this Amendment shall govern.

5.             Counterparts. This Amendment may be executed in any number of counterparts. Any counterpart may be executed by facsimile. All counterparts shall collectively constitute one and the same agreement.

6.             Entire Agreement. The terms and agreements contained in this Amendment and the Agreement (including the exhibits and/or schedules attached hereto) constitute the entire agreement between the parties relating to the subject matter hereunder and shall supersede all previous communications between the parties with respect to the subject matter hereunder.

IN WITNESS WHEREOF, the parties hereto, intending this Agreement to be effective as of the Effective Date, have caused this Agreement to be executed by a duly authorized representative of each.

PLAYBOY.COM, INC.	EFASHION SOLUTIONS, LLC

By:	By:

Name:	Name:

Title:	Title: